UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2011

Commission File Number 333-117800

Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

301 Bell Street
Dubuque, Iowa  52001

(Address of executive offices, including zip code)

(563) 690-4975

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2011, Andrew Whittaker and the Company agreed that Mr. Whittaker would resign from Peninsula Gaming Partners LLC’s (the “Company’s”) Board of Managers, effective immediately. Mr. Whittaker’s resignation from the Company's board was a result of, among other things, constraints on his time and potential business conflicts. There were no disagreements between Mr. Whittaker and the Company or any officer or director of the Company. Mr. Whittaker acted as one of the Company’s first two independent directors and served on the Board of Directors since the Company's inception. Mr. Whittaker also resigned from his role as a member of its audit committee.

On July 20, 2011, the Company appointed Steven Croxton to its Board of Managers and as a member of its audit committee. Mr. Croxton has over 24 years of experience in both investment and commercial banking.  Mr. Croxton currently serves as an investment banking professional with Rice, Voelker, LLC.  Prior to that, Mr. Croxton worked for over 15 years as an investment banker for Jefferies & Company, Inc., where he previously served as Managing Director and Head of the Gaming & Leisure group. Prior to that, Mr. Croxton worked in the Commercial Banking group of First National Bank of Commerce, and in the International Banking unit of PNC Financial. Mr. Croxton received a Bachelor of Science degree in Finance from Louisiana State University, and a Master of International Management from the American Graduate School of International Management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By: /s/M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

PENINSULA GAMING CORP.

By: /s/M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

Date:  July 22, 2011